Exhibit 10.2
SHAREHOLDERS AGREEMENT
     This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of February 19, 2007 (this “Agreement”), is by and among Vulcan Materials Company, a New Jersey corporation (“Vulcan”), Virginia Holdco, Inc., a New Jersey corporation (“Holdco”), and Baker Holdings, L.P. and the individual shareholders signatory hereto (the “Baker Shareholders”).
     WHEREAS, Holdco, Vulcan, Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), Virginia Merger Sub, Inc., a New Jersey corporation, and Fresno Merger Sub, Inc., a Florida corporation, have entered into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”);
     WHEREAS, as a condition to the consummation of Mergers and the other transactions contemplated by the Merger Agreement, Vulcan and Holdco desire that the Baker Shareholders make certain representations, warranties, covenants and agreements as set forth in this Agreement;
     WHEREAS, after giving effect to the Mergers and the other transactions contemplated by the Merger Agreement, the Baker Shareholders will Beneficially own certain shares of Holdco Common Stock (the shares of Common Stock acquired in the Mergers being the “Common Shares”);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
Definitions
     1.1. Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Merger Agreement. The following terms, as used herein, have the following meanings:
     “Beneficially own” has the meaning set forth in Rule 13d-3 under the Exchange Act.
     “Control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Effective Date” means the Closing Date.
     “Permitted Transferee” means, with respect to each Baker Shareholder, (a) Baker Investment Holdings, Inc. or such Baker Shareholder’s spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary, (b) in the case of Baker Holdings L.P., any other Baker Shareholder, Sally Porter, or the spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any other Baker Shareholder or Sally Porter, (c) any trust, the beneficiaries of which (or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which) include only the Persons named in clauses (a) or (b), or (c) a foundation or similar entity established by such Baker Shareholder for the purpose of serving charitable goals; provided that the Baker Shareholder effecting such transfer retains control over the voting and disposition of such Common Shares in the hands of such Person, and provided that such transferee has executed and delivered to Holdco such documentation as is reasonably requested by Holdco to reflect that such transferee is fully bound under this Agreement.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
     “Restrictive Period” means the period beginning on the Effective Date and ending on the third anniversary of the Effective Date; provided that solely with respect to John D. Baker II, “Restrictive Period” means the period beginning on the Effective Date and ending on the later of (x) the third anniversary of the Effective Date and (y) the date that John Baker ceases to be a member of the Board of Directors of Holdco; provided further that the Restrictive Period shall terminate with respect to each Baker Shareholder upon the occurrence of a “change of control” of Holdco (as such term is defined in the stock option plan of Holdco); provided, further, that solely with respect to Edward L. Baker the Restrictive Period shall terminate upon his death.
     “transfer” means any direct or indirect sale, assignment, gift, pledge, the imposition of any other encumbrance or any other disposition or any agreement or obligation to do any of the foregoing.
ARTICLE II
Transfer Restrictions; Other Covenants
     2.1. (a) During the Restrictive Period applicable to it, each Baker Shareholder will not transfer any Common Shares, except for transfers to Permitted Transferees.
          (b) For a period of five years following the expiration of the Restrictive Period with respect to a Baker Shareholder, no transfer of any Common Shares otherwise permitted under this Agreement shall be made by such shareholder unless such transfer (i) complies with the Securities Act and any other applicable securities laws and (ii) is an Approved Transfer; provided, that such five year period shall terminate earlier at any time that the Baker Shareholders and their affiliates own less than 1% of the outstanding shares of Holdco (or successor thereto).
     “Approved Transfer” means (i) a transfer to a Permitted Transferee, (ii) a sale of Common Shares (x) made through a broker or bank in an open market transaction (subject to volume restrictions (the “Volume Restrictions”) applicable to sales by an affiliate under Rule 144 under the Securities Act, whether or not such rule applies to the selling Baker Shareholder), and (y) with respect to which the Baker Shareholder has complied with Section 2.3, or (iii) with respect to Edward L. Baker or Baker Holdings, L.P., a transfer approved by Holdco following such Baker Shareholder’s request, it being understood that Holdco may deny any such transfer request in its sole discretion.
     2.2. From and after the Effective Time and until the end of the Restrictive Period applicable to it, each Baker Shareholder irrevocably agrees, at every meeting of the shareholders of Holdco called, and at every postponement or adjournment thereof, and with respect to any written consent solicited, to vote its Common Shares consistent with the recommendations of Holdco’s Board of Directors and (y) not tender its Common Shares to any Person if such tender is opposed by Holdco’s Board of Directors.
     2.3. (a) From and after the end of the Restrictive Period applicable to it, each Baker Shareholder (or transferee or successor thereof) (the “ROFR Offeror”) may sell all or any portion of the Common Shares beneficially owned by such ROFR Offeror through a broker or bank in an open market transaction, subject to the Volume Restrictions, provided, that the ROFR Offeror shall first offer to sell such Common Shares and give prompt written notice (the “ROFR Notice”) to Holdco (the “ROFR Offeree”), stating that it desires to make such sale, referring to this Section 2.3, and specifying the number of Common Shares proposed to be sold (the “ROFR Offer Shares”).
          (b) ROFR Election. The ROFR Offeree shall have three business days from the date of receipt of the ROFR Notice to deliver to the ROFR Offeror a written notice (the “ROFR Election”) stating whether the ROFR Offeree elects to purchase a portion of the ROFR Offer Shares. Within 10 business days of receipt of the ROFR Election and receipt of any approval required under, or expiration of any waiting period pursuant to, applicable law, the ROFR Offeror shall sell to the ROFR Offeree such ROFR Offer Shares for the ROFR Price.
          (c) In the event that the ROFR Offeree does not purchase all of the ROFR Offer Shares that are the subject of a ROFR Notice pursuant to and in the time periods specified in the foregoing paragraphs (a) and (b), then (i) the ROFR Offeror may then sell such ROFR Offer Shares through a broker or bank in an open market transaction, subject to the Volume Limitations. In the event such sale is not completed within the 10 Business Days provided in Section 2.3(b), then the ROFR Offeror shall not sell any Common Shares pursuant to Section 2.1(b)(y) without re-complying anew with the provisions of this Section 2.3, including delivery of a new ROFR Notice.
     “ROFR Price” means, with respect to the applicable ROFR Offer Shares, the mean of the opening and closing prices of the Common Shares, in each case as quoted by the New York Stock Exchange, on the date of delivery of the ROFR Notice.
ARTICLE III
Miscellaneous
     3.1. Authority. Each party hereto represents and warrants as follows: (a) such party has all requisite corporate, trust or other applicable power and authority to enter into this Agreement and to perform its agreements set forth herein, (b) the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, trust or other applicable action on the part of such party, and (c) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
     3.2. Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed in all respects by the Laws of the State of New Jersey. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the United States District Court for the District of New Jersey in New Jersey or any court in the state of New Jersey, so long as one of such courts shall have subject matter jurisdiction over such Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.7 shall be deemed effective service of process on such party.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     3.3. Binding Effect. This Agreement shall inure to the benefit of and be legally binding upon all heirs, personal representatives, executors, legal representatives, successors and assigns of the parties. This Agreement may not be assigned without the prior written consent of the parties hereto and this Agreement is not made for the benefit of any person not a party hereto. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.
     3.4. Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter. This Agreement may be modified only by a written instrument properly executed by all parties to this Agreement.
     3.5. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

     3.6. Waiver; Remedies. No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part any party hereto of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.
     3.7. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or UPS or Federal Express next day air and will be deemed given when so delivered (if on a business day before 5:00 P.M. or, if not, then on the next business day) by hand or telecopied, when e-mail confirmation is received (delivery receipt) if delivered by e-mail (if on a business day before 5:00 P.M. or, if not, then on the next business day), or three business days after being so mailed (one business day in the case of express mail or UPS or Federal Express next day air). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Agreement.
     Notices given under this Agreement shall be to those addresses set forth below:
If to Vulcan:
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Attn: General Counsel
Facsimile: (205) 298-2960
If to Holdco:
Virginia Holdco, Inc.
c/o Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Attn: General Counsel
Facsimile: (205) 298-2960
If to a Baker Shareholder:
c/o Baker Holdings L.P.
155 East 21st Street
Jacksonville, Florida 32206
Attention: John D. Baker II
Facsimile: (904) 791-1810

with a copy (which shall not constitute notice) to:
Word & Word PLC
1802 Bayberry Court
Suite 410
Richmond, Virginia 23226
Attention: Thomas S. Word, Jr., Esq.
Facsimile: (804) 673-1790
     3.8. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
     3.9. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms or provisions of this Agreement, the party who is or is to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that any such default or breach or threatened default or breach would cause irreparable injury, that the remedies at law for any such default or breach or threatened default or breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
     3.10. Effective Date; Termination. This Agreement shall become effective immediately upon the occurrence of the Effective Time. In the event that the Merger Agreement is terminated as set forth in Article VII of the Merger Agreement, this Agreement shall automatically terminate and be of no further force or effect. The term of this Agreement shall expire upon the expiration of the term of the last of the covenants applicable to any Baker Shareholder.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

VULCAN MATERIALS COMPANY

by:	/s/ Donald M. James

Name: Donald M. James
Title: Chairman and Chief Executive Officer

VIRGINIA HOLDCO, INC.

by:	/s/ Daniel F. Sansone

Name: Daniel F. Sansone
Title: President and Treasurer

BAKER HOLDINGS, L.P.,

by:	BAKER INVESTMENT HOLDINGS, INC.,
as general partner

by:	/s/ John D. Baker, II

John D. Baker, II, President

EDWARD L. BAKER LIVING TRUST

by:	/s/ Edward L. Baker

Edward L. Baker, as trustee

EDWARD L. BAKER

by:	/s/ Edward L. Baker

Edward L. Baker

JOHN D. BAKER II LIVING TRUST

by:	/s/ John D. Baker, II

John D. Baker II, as trustee

ANNE D. BAKER LIVING TRUST

by:	/s/ Anne D. Baker

Anne D. Baker, as trustee